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Exhibit 99.1

MTR GAMING GROUP, INC.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
MTR Gaming Group, Inc.

        We have audited the accompanying consolidated balance sheets of MTR Gaming Group, Inc. and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MTR Gaming Group, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001.

                        /s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
February 14, 2003

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,398,000	$10,914,000
Restricted cash	860,000	724,000
Accounts receivable, net of allowance for doubtful accounts of $98,000 and $60,000 in 2002 and 2001, respectively	4,522,000	2,418,000
Inventories	2,414,000	1,649,000
Deferred financing costs	902,000	692,000
Prepaid taxes	4,360,000	1,218,000
Deferred income taxes	823,000	149,000
Other current assets	1,531,000	1,511,000

Total current assets	29,810,000	19,275,000
Property and equipment, net	180,575,000	137,533,000
Goodwill, net	1,492,000	1,492,000
Deferred income taxes	2,213,000	2,033,000
Deferred financing costs, net of current portion	1,452,000	1,744,000
Deposits and other	6,375,000	2,000,000

Total assets	$221,917,000	$164,077,000

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,259,000	$4,142,000
West Virginia State Lottery Commission payable	1,576,000	1,230,000
Accrued payroll and payroll taxes	2,542,000	1,788,000
Other accrued liabilities	3,091,000	2,384,000
Current portion of capital leases	6,532,000	5,094,000
Current portion of long-term and other debt	162,000	303,000

Total current liabilities	19,162,000	14,941,000
Long-term and other debt, less current portion	96,429,000	71,318,000
Capital lease obligations, less current portion	6,945,000	6,966,000
Long-term deferred compensation	915,000	269,000
Deferred income taxes	7,977,000	3,515,000

Total liabilities	131,428,000	97,009,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:	—	—
Common stock, $.00001 par value; 50,000,000 shares authorized; 27,229,849 and 26,780,508 shares issued and outstanding at December 31, 2002 and 2001, respectively	—	—
Common stock subscribed; none and 30,312 shares at December 31, 2002 and 2001	—	—
Paid-in capital	53,236,000	49,259,000
Shareholder receivable	—	(4,065,000)
Retained earnings	37,253,000	21,874,000

Total shareholders' equity	90,489,000	67,068,000

Total liabilities and shareholders' equity	$221,917,000	$164,077,000

See accompanying summary of accounting policies and notes to consolidated financial statements.

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2002	2001	2000
REVENUES:
Gaming	$231,682,000	$191,901,000	$147,890,000
Parimutuel commissions	8,657,000	7,618,000	5,331,000
Lodging, food and beverage	19,387,000	15,185,000	13,460,000
Other	6,570,000	3,663,000	3,387,000

Total revenues	266,296,000	218,367,000	170,068,000
Less promotional allowances	(5,416,000)	(3,916,000)	(2,507,000)

Net Revenues	260,880,000	214,451,000	167,561,000
COSTS OF REVENUES:
Cost of gaming	140,704,000	112,510,000	86,275,000
Cost of pari-mutuel commissions	7,359,000	6,443,000	5,904,000
Cost of lodging, food and beverage	16,470,000	15,129,000	13,612,000
Cost of other	8,597,000	4,983,000	3,562,000

Total costs of revenues	173,130,000	139,065,000	109,353,000

Gross profit	87,750,000	75,386,000	58,208,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Marketing and promotions	8,837,000	8,038,000	7,435,000
General and administrative	32,785,000	24,961,000	18,665,000
Depreciation and amortization	14,294,000	9,166,000	6,290,000

Total selling, general and administrative expenses	55,916,000	42,165,000	32,390,000
Asset impairment charge	—	5,500,000	—

Operating income	31,834,000	27,721,000	25,818,000
Interest income	166,000	250,000	262,000
Interest expense	(4,376,000)	(4,043,000)	(3,057,000)

Income from operations before income taxes and cumulative effect of change in method of accounting	27,624,000	23,928,000	23,023,000
Provision for income taxes	(9,706,000)	(8,213,000)	(7,962,000)

Income before cumulative effect of change in method of accounting	17,918,000	15,715,000	15,061,000
Cumulative effect of change in method of accounting for derivatives, net of tax benefit of $47,000	—	(92,000)	—

NET INCOME	$17,918,000	$15,623,000	$15,061,000

NET INCOME PER SHARE—BASIC:
Income before cumulative effect of change in accounting method	$0.66	$0.64	$0.69
Cumulative effect of change in accounting method	—	—	—

NET INCOME PER SHARE	$0.66	$0.64	$0.69

NET INCOME PER SHARE—ASSUMING DILUTION:
Income before cumulative effect of change in accounting method	$0.62	$0.57	$0.59
Cumulative effect of change in accounting method	—	—	—

NET INCOME PER SHARE	$0.62	$0.57	$0.59

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	27,060,268	24,366,343	21,839,426
Diluted	28,782,557	27,507,315	25,350,869

See accompanying summary of accounting policies and notes to consolidated financial statements.

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

			Shares of Common Stock Subscribed
	Common Stock				Receivable from Exercise of Stock Options
				Additional Paid-In Capital		Retained Earnings
	Shares	Amount					Total
Balances, December 31, 1999	21,297,242	—	30,312	$36,454,000	$(457,000)	$(6,288,000)	$29,709,000
Shares issued from exercise of stock options, including related tax benefits	803,259	—	—	1,616,000	(786,000)	—	830,000
Shares issued from exercise of warrants	300,000	—	—	1,200,000	—	—	1,200,000
Purchase of common stock	(224,500)	—	—	(256,000)	—	(1,096,000)	(1,352,000)
Net income	—	—	—	—	—	15,061,000	15,061,000

Balances, December 31, 2000	22,176,001	—	30,312	39,014,000	(1,243,000)	7,677,000	45,448,000
Shares issued from exercise of stock options, including related tax benefits	1,570,000	—	—	6,986,000	(2,822,000)	—	4,164,000
Shares issued from exercise of warrants	3,225,607	—	—	3,478,000	—	—	3,478,000
Purchase of common stock	(191,100)	—	—	(219,000)	—	(1,426,000)	(1,645,000)
Net income	—	—	—	—	—	15,623,000	15,623,000

Balances, December 31, 2001	26,780,508	—	30,312	49,259,000	(4,065,000)	21,874,000	67,068,000
Shares issued from exercise of stock options, including related tax benefits	804,500	—	—	4,660,000	—	—	4,660,000
Purchase of common stock	(385,471)	—	—	(683,000)	—	(2,539,000)	(3,222,000)
Repayment of shareholder receivables	—	—	—	—	4,065,000	—	4,065,000
Reclass of shares subscribed	30,312	—	(30,312)	—	—	—	—
Net income	—	—	—	—	—	17,918,000	17,918,000

Balances, December 31, 2002	27,229,849	—	—	$53,236,000	$—	$37,253,000	$90,489,000

See accompanying summary of accounting policies and notes to consolidated financial statements.

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income	$17,918,000	$15,623,000	$15,061,000
Adjustments to reconcile net income to net cash provided by net operating activities:
Depreciation and amortization	14,294,000	9,166,000	6,290,000
Asset impairment charge	—	5,500,000	—
Cumulative effect of change in method of accounting	—	92,000	—
Net change in allowance for doubtful accounts	38,000	23,000	(4,000)
Tax benefit from exercise of stock options	2,170,000	2,778,000	1,135,000
Deferred income taxes	3,608,000	(120,000)	2,562,000
Increase in deferred compensation	646,000	269,000	—
Change in operating assets and liabilities—operating activities:
Prepaid taxes	(3,142,000)	1,192,000	(1,891,000)
Other current assets	(2,926,000)	852,000	(4,273,000)
Accounts payable	1,117,000	2,772,000	(83,000)
Accrued liabilities	1,807,000	1,521,000	1,882,000

Net cash provided by operating activities	35,530,000	39,668,000	20,679,000
Cash flows from investing activities:
Restricted cash	(136,000)	(219,000)	386,000
Deposits and other assets	(4,571,000)	(1,512,000)	(158,000)
Proceeds from sale of PP&E	673,000	—	—
Capital expenditures, including acquisitions	(46,406,000)	(52,080,000)	(38,469,000)

Net cash used in investing activities	(50,440,000)	(53,811,000)	(38,241,000)
Cash flows from financing activities:
Payments on long-term debt	—	—	(1,595,000)
Proceeds from the issuance of long-term debt	23,378,000	15,628,000	26,351,000
Proceeds from issuance of other debt	—	—	3,056,000
Payments on short-term notes and other debt	(932,000)	(362,000)	(2,792,000)
Principal payments on capital leases	(6,665,000)	(3,340,000)	(2,408,000)
Finance cost paid	(720,000)	(652,000)	(1,409,000)
Purchase and retirement of treasury stock	(3,222,000)	(1,645,000)	(1,352,000)
Proceeds from issuance of common stock through exercise of stock options, warrants, and repayment of shareholder notes	6,555,000	4,864,000	895,000

Net cash provided by financing activities	18,394,000	14,493,000	20,746,000

Net increase in cash and cash equivalents	3,484,000	350,000	3,184,000
Cash and cash equivalents, beginning of year	10,914,000	10,564,000	7,380,000

Cash and cash equivalents, end of year	$14,398,000	$10,914,000	$10,564,000

Cash paid during the year for:
Interest	$4,786,000	$4,154,000	$2,756,000
Income taxes	$7,400,000	$5,200,000	$6,200,000

See accompanying summary of accounting policies and notes to consolidated financial statements.

MTR GAMING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    GENERAL

        MTR Gaming Group, Inc. (Company), a Delaware corporation, owns and operates gaming and hotel properties in West Virginia and Nevada.

        The Company acquired Mountaineer Park, Inc. in December of 1992 and has since operated the Mountaineer Racetrack & Gaming Resort (Mountaineer Park or the Resort) in West Virginia's northern "panhandle," approximately twenty-five miles from the Pittsburgh International Airport. The Resort complex offers video lottery gaming areas, a thoroughbred horse racetrack, parimutuel wagering (which includes exporting of simulcasting signals to other race tracks and off-track wagering on horse and greyhound races simulcast from other tracks), 359 hotel rooms (including a 258 room hotel which opened in May 2002, swimming, spa, fitness center, dining and lounge facilities. In 2000, the resort complex also includes a spa (which opened in 2000), a convention center, and the Harvey E. Arneault entertainment center. Mountaineer Park also owns the Woodview Golf Course, which is located approximately seven miles from the Resort.

        The Company also operates through a wholly owned subsidiary, the Ramada Inn and Speedway Casino, in North Las Vegas Nevada (See Note 2). During 2002, the Company also operated through a wholly owned subsidiary, a hotel in Reno, Nevada (Speakeasy Reno) which it sold in March of 2003.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of MTR Gaming Group, Inc. (MTR), Mountaineer Park, Inc. (Mountaineer Park), Speakeasy Gaming of Las Vegas, Inc. (Speakeasy-Las Vegas), Speakeasy Gaming of Reno, Inc. (Speakeasy-Reno), Presque Isle Downs, Inc. (Presque Isle), and Racing Acquisition, Inc. (collectively, the Company). All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Fair Value of Financial Instruments

        The fair value of financial instruments approximated their carrying values at December 31, 2002. The financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, long-term and other debt, and an interest rate cap agreement.

Cash and Cash Equivalents and Restricted Cash

        The Company considers highly liquid investments with a remaining maturity of 90 days or less from the purchase date to be cash equivalents.

        Restricted cash includes short-term certificates of deposit (see Note 7) and unredeemed winning tickets from its racing operations.

Inventories

        Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market.

Derivatives

        The Company accounts for its derivative activity in accordance with Financial Accounting Standards Board Statement (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Accordingly, the Company recognizes all derivatives on the balance sheet at fair value. The accounting for the changes in fair value of derivative instruments depends on the use of the derivative. To the extent that a derivative instrument has been designated and qualifies as a cash flow hedge, the effective portion of the change in fair value of the derivative instrument is reported as a component of accumulated other comprehensive income (net of tax) and is reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The ineffective portion of the cash flow hedge is immediately recognized in earnings. If a cash flow hedge is terminated before the settlement date of the hedged item, the amount of accumulated other comprehensive income recorded up to that date would remain accrued provided that the forecasted transaction remains probable of occurring. Prospectively, the change in fair value of the derivative instrument would be recorded in earnings.

        As discussed in Note 6, the terms of the Company's financing required the Company to enter into an interest rate cap agreement, which expires on December 31, 2003, to manage interest rate risk and to lower its cost of borrowing. Upon adoption of SFAS No. 133 on January 1, 2001, the Company recorded a cumulative effect, pretax loss of $139,000 ($92,000 loss net of taxes). At December 31, 2002, the Company recorded the change in fair value related to the interest rate cap as an adjustment to interest expense. Upon issuance of the $130 million of Senior Notes (as discussed in Note 6), the Company has the intent and will have the ability to extinguish the instrument to which the hedged interest exposure relates, effectively discontinuing application of hedge accounting. As the forecasted transaction will no longer be probable of occurring, the Company has recorded the fair value change in current earnings.

        Prior to the adoption of SFAS No. 133, the cost of this interest rate hedge product was being amortized over the term of the Cap Agreement and included with interest expense.

Licensing Costs

        The costs associated with obtaining definite-lived gaming and racing licenses are deferred and amortized over the license period.

Deferred Financing Costs

        Deferred financing costs are amortized over the terms of the related debt and are reflected as amortization expense in the accompanying consolidated statement of operations. During 2002, the Company capitalized financing costs totaling $720,000 incurred in conjunction with the June 27, 2002 execution of the Second Amended and Restated Credit Agreement, discussed in Note 6.Amortization expense amounted to $802,000, $631,000 and $215,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

Property and Equipment

        Property and equipment is stated at cost, less accumulated depreciation. Major betterments are capitalized while routine repairs and maintenance are charged to expense when incurred. The Company capitalizes direct materials and labor, and allocates interest during construction periods. Depreciation, which includes amortization of assets under capital leases, is computed using the straight-line method over the following estimated useful lives:

Buildings	20 to 40
Furniture and fixtures	5 to 7
Equipment and automobiles	3 to 15

        Interest is capitalized to construction in progress based on the product resulting from applying the Company's cost of borrowing rate to qualifying assets. Interest capitalized in 2002, 2001, and 2000 was $465,000, $988,000, and $1,308,000, respectively.

        During July 2001, the Company closed a dining room and discontinued gaming operations at the Speakeasy-Reno due to poor financial performance. The hotel and other dining areas remained in operation. At December 31, 2001, the Company further evaluated the financial performance and the ongoing value of the property and equipment at the Speakeasy-Reno location. Based upon this evaluation, the Company determined that the assets were impaired and wrote them down by $5.5 million to their estimated fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In applying these provisions, management considered recent sales, property listings and its estimate of future cash flow related to this location.

        In 2003, the Company completed the sale of its hotel/casino property in Reno, Nevada for a $2,950,000 purchase price which approximated its carrying value. The terms of the sale include a down payment of $787,500, and receipt of a seven-year promissory note, secured by a first mortgage on the property and guaranteed by the purchaser's principals. The purchasers are not affiliated with the Company.

Goodwill

        Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets (tangible and intangible) acquired. Goodwill was required to be evaluated for impairment at the beginning of 2002 and on an annual basis going forward according to SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). The standard requires a two-step process be performed to analyze whether or not goodwill has been impaired. Step one requires that the fair value be compared to book value. If the fair value is higher than the book value, no impairment is indicated and there is no need to perform the second step of the process. If the fair value is lower than the book value, step two must be evaluated. Step two requires that a hypothetical purchase price allocation analysis be done to reflect a current book value of goodwill. This current value is then compared to the carrying value of goodwill. If the current fair value is lower than the carrying value, an impairment must be recorded.

        In accordance with the requirements of SFAS No. 142, the Company tested its goodwill, $1.5 million as of January 1, 2002, for impairment as of January 1, 2002. The fair value of the Company's goodwill was estimated using discounted cash flow methodologies and market comparable information. As a result of the impairment test, the Company determined that no impairment was present. In the fourth quarter of 2002, the Company performed the required annual impairment test of the carrying amount of goodwill. No impairment was required.

        Had the Company been accounting for its goodwill under Statement No. 142 for all prior periods presented, the Company's net income and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000 would have been as follows:

	Net income (in thousands)			Diluted EPS
	2002	2001	2000	2002	2001	2000
Net income	$17,918	$15,623	$15,061	$0.62	$0.57	$0.59
Add goodwill amortization	—	250	250	—	0.01	0.01

Adjusted net income	$17,918	$15,873	$15,311	$0.62	$0.58	$0.60

        Prior to the adoption of SFAS No. 142 in 2002, amortization of the goodwill was provided on the straight-line method over a life of 15 years. Accumulated amortization at December 31, 2002 and 2001 was $2.3 million. For the years ended December 31, 2001 and 2000 amortization expense, included in depreciation and amortization, was $250,000. There was no amortization expense for the year ended December 31, 2002.

Self-Insurance

        Effective October 2002, the Company became self-insured for employee health coverage. Self-insurance reserves are estimated based upon the Company's claim experience and is included in accrued expenses on the consolidated balance sheet. The Company also maintains stop loss insurance coverage.

Revenue Recognition

        Revenues from video lottery represent the net win earned on video slot, poker, keno or blackjack wagers. Net win is the difference between wagers placed and winning payouts to patrons, and is recorded at the time wagers are made. As discussed in Note 11, the West Virginia Lottery Statute governs the distribution of net win at Mountaineer Park. Mountaineer Park receives 47% of the net win until such time as an annual, predetermined fixed net win threshold based upon West Virginia's fiscal year of July 1-June 30 is achieved. At that time an additional 10% surcharge is deducted and the net win percentage to be received by the Company is reduced to 42%. This reduction in the net win percentage (or, alternatively, the increase in the payments to the State of West Virginia) is reflected by the Company as a cost of gaming during the period in which the net win exceeds the predetermined threshold.

        The Company recognizes revenues from parimutuel commissions earned from thoroughbred racing, and importing of simulcast signals from other race tracks at the time wagers are made. Such commissions are a designated portion of the wagering handle as determined by the West Virginia State Racing Commission (the Racing Commission). Such revenues are shown net of the taxes assessed by state and local agencies, as well as purses and contract amounts paid to the Horsemen's Benevolent Protection Association (the HBPA), the exclusive authorized bargaining representative for all thoroughbred horse owners who participate in live races at Mountaineer Park. The Company recognizes revenues from fees earned through the exporting of simulcast signals to other race tracks at the time wagers are made. Such fees are based upon a predetermined percentage of handle as contracted with the other race tracks.

        Revenues from food and beverage are recognized at the time of sale and revenues from lodging are recognized on the date of stay.

        Other revenues consist primarily of fees earned from activities ancillary to the Company's racing and gaming activities such as the spa facility, golf course, entertainment center and convention center. Such revenues are recorded at the time services are rendered or sales are made.

Promotional Allowances and Complementaries

        The Company offers certain promotional allowances to its customers, including complimentary lodging and food and VLT vouchers. The retail value of these promotional items is shown as a deduction from total revenues on the Company's consolidated statements of operations. The consolidated statements of operations for 2001 and 2000 have been reclassified to conform with current presentation.

        Total revenues does not include the retail amount of food and beverage provided gratuitously to customers, which was $2,971,000, $2,900,000 and $1,925,000 in 2002, 2001 and 2000, respectively.

Frequent Players Program

        The Company offers a program whereby participants can accumulate points for casino wagering that can currently be redeemed for tokens, lodging, food and beverages and merchandise. A liability is recorded for the estimate of unredeemed points based upon the Company's redemption history. This liability can be impacted by changes in the program, increases in membership and changes in the redemption patterns of the participants.

Stock-Based Compensation

        The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and related interpretations in accounting for stock options and awards. Accordingly, no compensation cost for fixed stock options is included in net income since all awards were made at the fair value on the date of grant. Compensation expense for restricted share awards is ratably recognized over the vesting period, based on the fair value of the stock on the date of grant.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, amending FASB Statement No. 123, Accounting for Stock Based Compensation (SFAS No. 148). This statement amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, Statement No. 148 amends APB Opinion No. 28 "Interim Financial Reporting" to require disclosure about those effects in interim financial information. The Company adopted the disclosure provisions for the year ended December 31, 2002.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) to employee stock-based awards. Refer to Note 9 for more information regarding stock based compensation.

	Year ended December 31
	2002	2001	2000
	(dollars in thousands, except per share amounts)
Net income, as reported	$17,918	$15,623	$15,061
Add: Stock-based employee compensation expense included in reported net income, net of tax	—	—	—
Deduct: Total stock-based employee compensation determined under fair value method for all awards, net of tax	174	1,803	880

Pro forma net income	$17,744	$13,820	$14,181

Earnings per share:
Basic, as reported	$0.66	$0.64	$0.69
Basic, pro forma	$0.66	$0.57	$0.65
Diluted, as reported	$0.62	$0.57	$0.59
Diluted, pro forma	$0.61	$0.50	$0.56

Advertising

        Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2002, 2001 and 2000 was $8,837,000, $11,622,000 and $9,686,000, respectively, net of advertising grants received from the State of West Virginia of $1,470,000, $852,000 and $637,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Income Taxes

        The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between bases used for financial reporting and income tax reporting purposes. Income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. The Company and its subsidiaries file a consolidated federal income tax return.

Earnings Per Share

        Basic earnings per share (EPS) is computed as net income available to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities utilizing the treasury stock method. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of these occurrences.

        The following tables illustrate the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted net income per share from continuing operations computations.

	Year ended December 31
	2002	2001	2000
Income before cumulative effect of change in accounting method	$17,918,000	$15,715,000	$15,061,000
Cumulative effect of change in accounting method	—	(92,000)	—

Net income available to common shareholders	$17,918,000	$15,623,000	$15,061,000

Denominator:
Weighted average shares outstanding	27,060,268	24,366,343	21,839,426
Effect of dilutive securities—warrants and options	1,722,289	3,140,972	3,511,443

Diluted shares outstanding	28,782,557	27,507,315	25,350,869

Basic net income per common share:
Income before cumulative effect of change in accounting method	$0.66	$0.64	$0.69
Cumulative effect of change in accounting method	—	—	—

Basic net income per common share	$0.66	$0.64	$0.69

Diluted net income per common share:
Income before cumulative effect of change in accounting method	$0.62	$0.57	$0.59
Cumulative effect of change in accounting method	—	—	—

Diluted net income per common share	$0.62	$0.57	$0.59

        The dilutive EPS calculations do not include 3,000, 5,000 and 235,000 of potential dilutive securities for the years ended December 31, 2002, 2001 and 2000, respectively, because they were antidilutive.

Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 consolidated financial statement presentation to conform to the current presentation.

3.    RISKS AND UNCERTAINTIES

Concentration of Credit Risk

        The Company maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies. In addition, the Company maintains significant cash balances on hand at its gaming operations.

Cyclical Nature of Business

        The Company's primary business involves leisure and entertainment. During periods of recession or economic downturn, consumers may reduce or eliminate spending on leisure and entertainment activities. In the event that any of the Company's demographic markets suffer adverse economic conditions, the Company's revenues may be materially adversely affected. In addition, the operations of Mountaineer Park are typically seasonal in nature. Winter conditions may adversely affect transportation routes to Mountaineer Park, as well as cause cancellations of live horse racing. As a result, adverse seasonal conditions could have a material adverse effect on the operations of the Company. In the Las Vegas market, business levels are generally weaker from Thanksgiving through the middle of January (except during the week between Christmas and New Years) and throughout the summer, and generally stronger from mid-January through Easter and from mid-September through Thanksgiving.

        The Company's results at Speakeasy-Las Vegas may also be affected by inclement weather. It is unlikely that the Company will be able to obtain business interruption coverage for casualties resulting from severe weather, and there can be no assurance that the Company will be able to obtain casualty insurance coverage at affordable rates for casualties resulting from severe weather.

Licensing

        The Company's business is highly regulated. The ability of the Company to remain in business, and to operate profitably depends upon the Company's ability to satisfy all applicable racing and gaming laws and regulations.

West Virginia Racing and Gaming Regulation

        The Company's operations at Mountaineer Park are subject to regulation by the Racing Commission under the West Virginia Racing Act, and by the West Virginia State Lottery Commission (Lottery Commission) under the West Virginia Racetrack Video Lottery Act (Lottery Act).

        The powers and responsibilities of the Racing Commission include, among other things, (i) granting permission annually to maintain racing licenses and schedule race meets, (ii) approving simulcasting activities, (iii) licensing all officers, directors, racing officials and certain other employees of the Company and (iv) approving all contracts entered into by the Company affecting racing and parimutuel wagering operations. Such powers and responsibilities extend to the approval and/or oversight of all aspects of racing and parimutuel wagering operations. The Company has received all necessary approvals to conduct its current operations at Mountaineer Park; however, such approvals are subject to renewal and approval annually. The failure to receive or retain approvals or renewals of approvals, or a delay in receiving such approvals and renewals, could cause the reduction or suspension of racing and parimutuel wagering, as well as of video slot operations, at Mountaineer Park and could have a material adverse effect upon the Company's business, financial condition and results of operations.

        Pursuant to the Lottery Act, West Virginia horse racetracks licensed prior to January 1, 1994 and which conduct a minimum number of days of live racing, may apply for an annual license to operate video slots at its racetrack. The Lottery Act likewise requires that the operator of Mountaineer Park be subject to a written agreement with the horse owners, breeders and trainers who race horses at that facility in order to conduct video slot operations. The Company is party to the requisite agreement with the HBPA, which expires on January 1, 2004. The Lottery Act also requires that the operator of Mountaineer Park be subject to a written agreement with the parimutuel clerks in order to operate video slots. The Company is party to the requisite agreement with its parimutuel clerks which expires on November 30, 2003. The absence of an agreement with the HBPA or the parimutuel clerks at Mountaineer Park, or the termination or nonrenewal of such agreements, would have a material adverse effect on the Company's business, financial condition and results of operations. The Lottery Commission has broad powers to approve and monitor all operations of the video lottery terminals, the specification of the terminals and the interface between the terminals and the West Virginia Central

Lottery System. In addition, the Lottery Commission licenses all persons who control the licensed entity or are key personnel of the video lottery operation to ensure their integrity and absence of any criminal involvement.

        Pursuant to both the Racing Commission's and Lottery Commission's regulatory authority, the Company may be investigated by either body at virtually any time. Accordingly, the Company must comply with all gaming laws at all times. Should either body consider the Company to be in violation of any of the applicable laws or regulations, each has the plenary authority to suspend or rescind the Company's licenses. While the Company has no knowledge of any noncompliance, and believes that it is in full compliance with all relevant regulations, should the Company fail to comply, its business would be materially adversely effected.

Nevada Gaming Regulation

        On October 18, 2001, the Nevada Gaming Commission (i) renewed for a period of two years the Company's license to operate nonrestricted casino gaming at Speakeasy-LasVegas; and (ii) granted the application of Mountaineer Park, Inc. to participate in revenues from the export of its racing signal into Nevada.

        The laws, regulations, and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) to provide a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations, and procedures could have an adverse effect on the operations of the Company.

        In order to operate nonrestricted gaming in Nevada, Speakeasy-Las Vegas is required to be licensed an operator of a casino by the Nevada Gaming Authorities. A gaming license requires the periodic payment of fees and taxes and is not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation (Registered Corporation) and as such, it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, Speakeasy-Las Vegas without first obtaining licenses and approvals from the Nevada Gaming Authorities.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or Speakeasy-Las Vegas in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee.

        If the Nevada Gaming Authorities were to determine that Speakeasy-Las Vegas had violated the Nevada Gaming Control Act or the regulations promulgated thereunder (collectively, the Nevada Act), the gaming licenses could be limited, conditioned, suspended, or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Speakeasy-Las Vegas, the Company, and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission.

Pennsylvania Racing Regulation

        In September 2002, the Company's wholly owned subsidiary, Presque Isle Downs, Inc., was been granted a license by the Pennsylvania State Horse Racing Commission to conduct thoroughbred horse racing and parimutuel wagering in Erie, PA. The Company plans to build a state-of-the-art horse racing facility with dirt and turf racing that will also offer concerts, entertainment, and fine and casual dining

(See Note 7). The State Horse Racing Commission has the power to supervise all thoroughbred horserace meetings at which parimutuel wagering is conducted.

Impact of Resort Hotel Legislation

        The location upon which Speakeasy-Las Vegas is located is subject to legislation passed in 1991 by the Nevada Legislature which is commonly referred to as the Resort Hotel Legislation. The key portions of this legislation essentially provide that the Nevada Commission shall not approve a nonrestricted gaming license for an establishment located in either Clark County or Washoe County, Nevada, unless the establishment is a resort hotel, as defined. A county, city or town may require resort hotels to meet standards in addition to those required by the Nevada Legislature as a condition to issuance of a gaming license by the particular county, city or town. Unless gaming were to be abandoned, the location owned by Speakeasy-Las Vegas is exempt from the Resort Hotel Legislation because the location held nonrestricted gaming licenses prior to the enactment of the legislation. The failure to keep the grandfathered exemptions to the Resort Hotel Legislation and the local regulations governing resort hotels would have a material adverse effect on the Company.

Political Climate

        The Company's ability to remain in the gaming business depends on the continued political acceptability of gaming activities to both the public and state governmental officials. In addition, the gaming laws impose high tax rates, and fixed parimutuel commission rates which, if altered, may diminish the Company's profitability. Management is aware of nothing to indicate that West Virginia and Nevada state officials will change their policies toward gaming activities, particularly video lottery gaming; however, there are no assurances that such policies will not be changed. In addition, a lawyer in West Virginia has announced his intention to challenge in court the constitutionality of West Virginia's video lottery statute. Any substantial unfavorable change in the enabling laws or tax rates on gaming revenues could make the Company's business substantially more onerous, less profitable or illegal, which would have a material adverse effect on the Company's business.

        In August 1996, the United States Congress passed legislation, which President Clinton signed, creating the National Gambling Impact and Policy Commission (the "Policy Commission") to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The legislation provided that, not later than two years after the enactment of such legislation, the Policy Commission must issue a report to the President and to Congress containing its findings and conclusions, together with recommendations for legislation and administrative actions. That report with accompanying recommendations was issued on June 18, 1999. Those recommendations include, among others, the statement that states should refuse to allow the introduction of casino-style gambling in parimutuel facilities for (i) the primary purpose of saving a parimutuel facility that the market has determined no longer serves the community; or (ii) for the purpose of competing with other forms of gambling. If such recommendations were enacted into law, it could adversely impact the gaming industry and have a material adverse effect on the Company's business and operations. The Company is unable to predict whether this study will result in law that would impose additional regulations on gaming industry operators, including the Company.

Competition

        The Company faces substantial competition in each of the markets in which its gaming facilities are located. Some of the competitors have significantly greater name recognition and financial and marketing resources than the Company. Such competition results, in part, from the geographic concentration of competitors. All of the Company's gaming operations primarily compete with other gaming operations in their geographic areas. New expansion and development activity is occurring in each of the relevant markets, which may be expected to intensify competitive pressures. All of the Company's gaming operations also compete to a lesser extent with operations in other locations, including Native American lands, riverboats and cruise ships, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off-track wagering, high-stakes bingo and card parlors. Several states have considered legalized casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have a material adverse effect on the business of any or all of the Company's gaming facilities. In March 2000, California voters passed a proposition to permit Indian tribes to conduct and operate slot machine, lottery games and banked and percentage card games on Indian lands. The Nevada properties, principally Reno, have been and could be further adversely impacted as a result of this increased competition. As further discussed in Note 2, the Company closed its casino at the Speakeasy-Reno in 2001 and sold the property in 2003.

Environmental Regulations

        Generally, the Company and its subsidiaries are subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. While the Company believes that it and its subsidiaries are presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. In addition, although the Company is not aware of any environmental contamination at its properties (with the exception of a discharge from an underground storage tank at Mountaineer Park which is (i) subject to a state-approved plan of remediation and (ii) not considered material), it has not conducted exhaustive environmental investigations of all such properties. The Company does not have insurance to cover environmental liabilities, if any, other than certain coverage limited to its Reno property.

4.    ACQUISITIONS

Acquisition of Land

        During 2002 and 2001, and in connection with its expansion plans, the Company acquired various parcels of real property in West Virginia aggregating approximately 377 acres for approximately $4,333.000 and 267 acres for approximately $2,561,000, respectively.

5.    PROPERTY AND EQUIPMENT

        At December 31, property and equipment consist of the following:

	2002	2001
Land	$12,087,000	$7,385,000
Building and improvements	137,422,000	93,008,000
Equipment (Note 7)	59,929,000	42,298,000
Furniture and fixtures	17,870,000	13,669,000
Construction in progress	248,000	15,028,000

	227,556,000	171,388,000
Less accumulated depreciation	(46,981,000)	(33,855,000)

	$180,575,000	$137,533,000

        Depreciation expense charged to operations related to property and equipment during the years ended December 31, 2002, 2001 and 2000 was $13,296,000, $8,115,000 and $5,651,000, respectively.

6.    LONG-TERM DEBT AND CAPITAL LEASES

        Long-term debt at December 31 is summarized as follows:

	2002	2001
Credit agreement	$93,397,000	$70,624,000
Promissory note	3,104,000	603,000
Term debt	90,000	109,000
Other notes payable	—	285,000

	96,591,000	71,621,000
Less current portion	(162,000)	(303,000)

Long-term portion	$96,429,000	$71,318,000

Credit Agreement

        On August 15, 2000, the Company, Mountaineer Park, Speakeasy Las Vegas and Speakeasy Reno, entered into an Amended and Restated Credit Agreement (Credit Agreement) with a syndication of lenders led by Wells Fargo Bank, National Association (Wells Fargo) to fully amend and restate an existing credit agreement with Wells Fargo dated December 30, 1999 that had been amended in July 2000.

        The Credit Agreement increased the original credit line to $60 million and provided for a $60 million balloon payment at the end of a five-year term. The Company could elect on each draw an interest rate based upon either the higher of the Prime Rate or Federal Funds Rate, plus a margin of 0.25% to 1.25% depending upon the Company's leverage ratio (Base Rate Loan) or the London Interbank Offered Rate (LIBOR) plus a margin of 1.5% to 2.5%, depending on the Company's leverage ratio (LIBOR loan). Each LIBOR loan had to be at least five million dollars (with minimum increments of one million dollars) and no more than five LIBOR loans could be outstanding at any one time. Interest on each Base Rate Loan was due monthly. For each LIBOR loan, the Company could elect an interest period of 1, 2, 3, or 6 months.

        On August 3, 2001, the Company amended the Credit Agreement (First Amendment) to increase the line from $60 million to $75 million; and to provide the option to further increase the aggregate commitment by up to an additional $10 million to a total of $85 million subject to additional funding commitments and other conditions as provided in the amendment. This amendment also increased the amount permitted for the repurchase of the Company's common stock from $3 million to $10 million, provided that the Company's twelve-month trailing EBITDA first reaches $50 million.

        On October 16, 2001, the Company further amended the Credit Agreement (the Second Amendment) to increase the amount permitted for the repurchase of the Company's common stock from $3 million to $8 million, provided that the Company's twelve-month trailing EBITDA first reaches $40 million. Pursuant to the First Amendment when the twelve-month trailing EBITDA reaches $50 million, the amount permitted for stock repurchases would increase to $10 million.

        On June 27, 2002, the Company entered into the Second Amended and Restated Credit Agreement with its bankers to increase the credit line from $85 to $100 million; increase the permitted borrowing for equipment from $13 million to $21 million; increase the amount permitted for investment/acquisitions from $15 million to $50 million; and increase the amount that can be invested for the expansion of Mountaineer by $35 million. The amendment also revised the commencement of the scheduled commitment reduction date from March 2003 to June 2003 and changed certain financial covenants. This facility allows for interest only payments through the commencement of the scheduled commitment reduction beginning on June 30, 2003, through the maturity date, at which time the entire balance becomes due and payable.

        At December 31, 2002, the Company had $4,397,000 of Base Rate Loans and $89,000,000 of LIBOR loans outstanding with interest rates ranging from 3.938% to 5.5%. At December 31, 2001, the

Company had $7,624,000 of Base Rate Loans and $63,000,000 of LIBOR loans outstanding with interest rates ranging from 4.187% to 5.75%. Amounts prepaid over and above scheduled reductions can be reborrowed, subject to a commitment fee ranging from 0.375% to 0.50% depending upon the leverage ratio.

        The Company is currently pursuing an offering of $130 million of Senior Notes, the proceeds of which would be used to repay the outstanding balances of the credit facility and fund the costs of the offering. Any remaining proceeds will be used for general corporate purposes. The Senior Notes, due 2010, will bear interest at a fixed annual rate and will be unconditionally guaranteed on a senior, unsecured basis by all of the Company's current and future operating subsidiaries. The Company anticipates that the Senior Notes offering will be completed prior to March 31, 2003. As the Company has both the intent and will have the ability to repay the balance outstanding under the Credit Agreement from the proceeds of the Senior Notes, amounts payable during 2003 under the Credit Agreement have been classified as long-term obligations in the Company's consolidated balance sheet at December 31, 2002. The Company anticipates recognition of a one-time charge totaling approximately $1 million from the write-off of debt issuance costs upon extinguishment of the Credit Agreement.

        The Credit Agreement evidencing the loan contains customary affirmative and negative covenants and events of default, as defined. The Company received a waiver from its bankers of the leverage ratio covenant requirement as of December 31, 2002. Under the Credit Agreement, the Company can spend between a minimum 1% and a maximum 6% of gross revenues derived from the previous fiscal year on maintenance of the Company's properties. Substantially all of the Company's assets and those of its operating subsidiaries, including the stock of the operating subsidiaries, are pledged as security for repayment of the loans made under the Credit Agreement.

        In October 2000, as required by the Credit Agreement, the Company entered into an Interest Rate Cap Agreement with Wells Fargo at a cost of $214,750. The agreement caps the Company's interest rate under the Credit Agreement at 7.5% (plus the applicable margin) with respect to $30 million of principal (see Note 2).

Other Notes Payable

        In November 2002, in connection with the acquisition of a corporate airplane, the Company issued a promissory note for $2,524,000, bearing interest at 5.63% per annum. Under the terms of the note, the Company is required to make 59 monthly payments of $24,236 through October 2007, with a final payment of $1,692,000 due November 2007. As of December 31, 2002, there was $2,499,000 outstanding under the promissory note.

        In January 1999, in connection with the acquisition of an 18-hole golf course, the Company issued a promissory note for $603,000, bearing interest at 8% per annum due monthly, principal due January 20, 2004, which is secured by the property. Additionally, the Company assumed approximately $158,000 of term debt. The term debt, with interest at 10%, is being repaid with monthly principal and interest payments of $2,466 through August 2006. As of December 31, 2002 and 2001, there was $90,000 and $109,000, respectively, outstanding under the promissory note and term debt.

Capital Leases

        On January 27, 2000, Mountaineer Park entered into a three-year senior line of credit for the principal amount of up to $8 million with PNC Leasing, LLC (PNC), a subsidiary of PNC Bank, National Association (the PNC Financing). In February 2001 this line of credit was increased to $12 million. The proceeds of this line of credit are to be used to lease equipment for video lottery operations at the Mountaineer Park. During 2002, 2001 and 2000, Mountaineer Park drew $4,431,000, $4,517,000 and $6,040,000, respectively. The interest rate for the PNC Financing will be fixed at the time of each draw, and is tied to the prime rate at the Federal Reserve Bank of Cleveland on that day, plus a margin of 1%. The lease agreements have terms of three years with interest rates ranging from

4.99% to 9.97%. At December 31, 2002 and 2001, the balance outstanding under the PNC master lease line of credit was $7,007,000 and $7,950,000, respectively.

        On November 12, 2001, Mountaineer Park entered into a master lease agreement with National City Leasing Corporation (National City Master Lease). During 2002 and 2001, lease agreements were entered into pursuant to the master lease agreement to finance the acquisition of video lottery machines for $2,854,000 and $2,838,000, respectively. The lease agreements have terms of three years with interest rates ranging from 4.68% to 5.892%. At December 31, 2002 and 2001, the balance outstanding under the National City Master Lease was $4,328,000 and 2,724,000, respectively.

        During 2002, Mountaineer Park entered into a capital lease arrangement with BB&T Leasing Corporation (BB&T lease) to finance the acquisition of video lottery terminals for $758,000. The lease agreement has a term of three years with an interest rate of 5.82%. At December 31, 2002, there was $737,000 outstanding under this lease agreement.

        The indebtedness under the PNC Financing, the National City Master Lease and the BB&T lease is secured by the equipment leased with the proceeds of the financing and is guaranteed by the Company. These financing arrangements have been approved by the West Virginia Lottery Commission and are permitted by a carve-out for equipment financing in the Company's existing financing arrangements with its senior secured lender, Wells Fargo Bank, National Association. The master lease and related leasing documents evidencing the PNC Financing, the National City Master Lease and the BB&T lease contain customary affirmative and negative covenants, events of default and other ordinary leasing provisions.

        During 2000, the Company entered into capital lease arrangements with PDS Financial Corporation—Nevada (PDS) to finance the acquisition of video lottery terminals at its Nevada properties for $1,414,000. The capital lease arrangements were pursuant to master lease arrangements the Company had entered into with PDS with interest rates ranging from 9% to 9.99% on current year leases. During 2001, the PDS master lease agreement was refinanced with PNC. The leases have terms of two to three years with interest rates ranging from 6.609% to 6.966%. At December 31, 2002, there was $323,000 outstanding under this lease agreement.

        Property, plant and equipment at December 31, 2002 and 2001 include the following amounts for capitalized leases:

	2002	2001
Equipment	$22,398,000	$16,711,000
Less allowance for depreciation	(4,470,000)	(2,169,000)

	$17,928,000	$14,542,000

        The consolidated statements of cash flows for the years ended December 31, 2002, 2001and 2000 exclude capital lease noncash transactions of $8,082,000, $8,282,000 and $4,927,000, respectively.

Annual Commitments

        Scheduled principal payments under all debt (prior to the intended issuance of the Senior Notes and repayment of the Credit Agreement) and capital lease agreements as of December 31, 2002 are as follows:

	Long-Term Debt	Capital Leases
2003	$13,496,000	$7,129,000
2004	18,567,000	5,361,000
2005	62,484,000	1,851,000
2006	201,000	4,000
2007	1,843,000	—

Total long-term debt/minimum lease payments	96,591,000	14,345,000
Less amount representing interest	—	868,000

Present value of future minimum lease payments	96,591,000	13,477,000
Less current maturities	(162,000)	6,532,000

Long term obligations	$96,429,000	$6,945,000

        The scheduled principal payments above include amounts due in accordance with the Credit Agreement repayment schedule, including amounts due in 2003. However, as previously discussed, since the Company has the intent and the ability to refinance the amounts outstanding under the Credit Agreement through the intended Senior Notes offering, amounts currently payable under the Credit Agreement ($13,334,000) have been classified as long term in the consolidated balance sheet at December 31, 2002 as if the Senior Notes had been issued.

7.    COMMITMENTS AND CONTINGENCIES

Mountaineer Bond Requirements

        Mountaineer Park is required to maintain bonds in the aggregate amount of $870,000 as of December 31, 2002, for the benefit of the Lottery Commission through June 30, 2003. The bonding requirements have been satisfied via the issuance of surety bonds and certificates of deposit securing letters of credit, each of which is collateralized by certain bank deposits.

Operating Leases

        The Company leases various equipment, including some of its video lottery terminals, timing and photofinish equipment, and its videotape and closed circuit television equipment under operating leases. For the years ended December 31, 2002, 2001, and 2000, total rental expense under these leases was approximately $1,495,000, $1,745,000, and $1,684,000, respectively.

Future Minimum Lease Payments

        Future annual minimum payments under all material operating leases as of December 31, 2002 are as follows:

Years ending December 31,
2003	$835,000
2004	419,000
2005	382,000
2006	304,000
2007	—

Litigation

        The Company is party to various lawsuits which have arisen in the normal course of its business. The liability, if any, arising from unfavorable outcomes of lawsuits is presently unknown.

Pension Plan

        Mountaineer Park has a qualified defined contribution plan covering substantially all of its employees (the "Plan"). The Plan was ratified retroactively on March 18, 1994 by the legislature of the State of West Virginia. The Plan contributions are based on .25% of the race track and simulcast wagering handles, and approximately 0.5% of the net revenues of video lottery activities beginning March 18, 1994. Contributions to the Plan for the years 2002, 2001, and 2000 were $1,065,000, $899,000 and $700,000, respectively.

Undeveloped Land

        On June 22, 1999 Mountaineer Park entered in agreements to purchase for $583,000 approximately 317.89 acres of real property (including two buildings) previously subject to an October 7, 1997 option and located adjacent to its Hancock, County West Virginia operation. Mountaineer Park previously paid $100,000 for an irrevocable option to acquire the land. Subject to resolution of certain title issues, Mountaineer Park intends to close the purchase, which call for payment to be made in the form of a $200,000 cash payment at closing and a $383,000 term note bearing interest at 9% payable over five years.

Proposed Race Track

        In September 2002, the Company's wholly owned subsidiary, Presque Isle Downs, Inc., was granted a license by the Pennsylvania State Horse Racing Commission to conduct thoroughbred horse racing and parimutuel wagering in Erie, PA. The Company plans to build a state-of-the-art horse racing facility with dirt and turf racing that will also offer concerts, entertainment, and fine and casual dining. In December 2002, affiliates of Magna Entertainment Corp. and Penn National Gaming, Inc. filed an appeal in the Pennsylvania Commonwealth Court regarding the unanimous decision of the Pennsylvania State Horse Racing Commission to grant Presque Isle Downs a license to conduct thoroughbred horse racing and parimutuel wagering in Erie, Pennsylvania. The Company believes that the Pennsylvania State Horse Racing Commission acted in accordance with all applicable laws, regulations and procedures and that the appeal is without merit. The Company has intervened in the appeal and will assist the Pennsylvania State Horse Racing Commission in any way possible. Recently, the Commonwealth Court granted the Company's motion to expedite the consideration of the appeal and has scheduled the appeal for the May 2003 calendar.

        The Company has entered into agreements and options to purchase certain parcels of real property in Erie, Pennsylvania in connection with the Company's plan to construct and operate a thoroughbred racetrack. The Company paid approximately $423,000 and $155,000 for land options in 2002 and 2001, respectively. In the event that the Company exercises the options the total aggregate purchase price would be approximately $8,200,000. On March 22, 2002, the Company entered into an agreement whereby the Company advanced $2 million to a third-party for the purpose of acquiring certain real property in Erie County, Pennsylvania as an alternative site for the proposed racetrack. The loan agreement matures on the earliest of March 31, 2005, the date on which the Company exercises its option to purchase the property for One Dollar ($1) plus the cancellation of the indebtedness, or the date on which the borrower puts the property to the Company in lieu of the debt. Interest shall accrue at a floating rate equal to the Federal short-term rate as periodically announced by the Internal Revenue Service. The loan is secured by a first lien on the property and all of the outstanding shares of the borrower. In addition, the Company has an additional 130 acres under contract for which the purchase price aggregates approximately $2,500,000.

Proposed Race Track Acquisition

        On December 23, 2002, the Company entered into a merger agreement to acquire Scioto Downs, Inc., which owns and operates a harness horse racing facility with parimutuel wagering in Columbus, Ohio. The Company agreed to pay $32.00 per share, in cash, for the 595,767 outstanding shares of Scioto Downs' common stock. Each Scioto Downs shareholder may elect to receive, instead of the $32.00 per share amount, an amount per share equal to $17.00 per share plus ten annual contingent earnout payments (commencing the first calendar year in which Scioto Downs is permitted to conduct new forms of gaming) based upon 10% of the growth of Scioto Downs' EBITDA compared to the average of Scioto Downs' EBITDA for the three years ended October 31, 2002. Management estimates that these payments would aggregate approximately $19.1 million, assuming all shareholders elected to receive cash, and would be initially less if some shareholders elected to receive the earnout payments. Management expects to finance such payments with cash flow from operations, cash on hand (including a portion of the net proceeds of the Senior Notes offering remaining after repayment of outstanding indebtedness under the Credit Agreement, as described above) and availability under a proposed $50 million third amended and restated revolving credit facility. The Company anticipates that this transaction will close during the second quarter of 2003.

Construction Contract

        During 2003, the Company anticipates paying approximately $2 million in connection with the completion of the contract for the construction of our new hotel, subject to receipt of the architect's final certificate of payment and the agreement of the parties thereto.

Officer Employment Agreement and Deferred Compensation Agreement

        On September 28, 2001, the Company entered into a new five-year employment agreement with its President and Chief Executive Officer (the Officer), Edson R. Arneault. The new employment agreement, was effective as of January 1, 2001, provides for, among other things, an annual base salary of $750,000 (subject to annual cost of living increase of 5%), semiannual cash awards, an annual performance bonus tied to EBITDA growth, and a long-term incentive bonus, subject to a cap, payable at the end of the five-year term based upon growth compared to fiscal year 2000 in a variety of objective measurements, including earnings per share, the market price of the Company's common stock, EBITDA and gross revenue. Other factors affecting the long-term bonus are acquisitions of other racetracks and parimutuel facilities, acquisition of gaming operations that generate positive EBITDA in the Company's first full year of operation, and successful legislative initiatives.

        The agreement provides that the Officer shall be entitled, at the Company's expense, to lease living and/or office quarters for himself and the Company in any state or jurisdiction in which the Company is currently doing business or commences substantial business operations. The expense incurred for living and/or office quarters shall be reasonable and shall be paid directly by the Company, or at the Officer's election, reimbursed by the Company. The Company may elect to purchase such living or office quarters.

        The agreement provides that if the Officer's period of employment is terminated by reason of death or physical or mental incapacity, the Company will continue to pay the Officer or his estate the compensation otherwise payable to the Officer for a period of two years. If the Officer's period of employment is terminated for a reason other than death or physical or mental incapacity or for cause, the Company will continue to pay the Officer the compensation that otherwise would have been due him for the remaining period of employment. If the Officer's period of employment is terminated for cause, the Company will have no further obligation to pay the Officer, other than compensation unpaid at the date of termination.

        In the event that the termination of the Officer's period of employment occurs after there has been a change of control of the Company, as defined, and (i) the termination is not for cause or by reason of the death or physical or mental disability of the Officer or (ii) the Officer terminates his employment for good reason, as defined in the agreement, then the Officer will have the right to receive within thirty days of the termination, a sum that is three times his annual base salary.

        The Company also entered into a deferred compensation agreement dated January 1999 whereby the Company has purchased a life insurance policy on the Officer's life (face amount of $4.4 million and annual premium of $150,000). The owner of the policy is the Company. The Officer will also be entitled, after the Company recoups the aggregate premiums paid, to an annual benefit, as defined, upon retirement, death or termination out of the cash value of the insurance policy.

Other Employment Agreements and Deferred Compensation Agreements

        The Company entered into various other employment agreements during 2002 and 2000 with other employees. The Company also entered into two additional deferred compensation agreements dated June 1999 whereby the Company has purchased life insurance policies on these two employees' lives (aggregate face amount of $1,400,000 and aggregate annual premiums of $75,000). The owner of the policies is the Company. The employees will also be entitled, after the Company recoups the aggregate premiums paid, to an annual benefit, as defined, upon retirement, death or termination out of the cash value of the insurance policies.

Director Agreements

        The Company's non-employee directors receive an annual stipend of $24,000 ($12,000 for years prior to 2003), a per meeting fee of $1,500, and, for years prior to 2003, an award of options to purchase 25,000 shares of the Company's common stock. Directors who are employees of the Company do not receive compensation for attendance at Board meetings. All board members are reimbursed for expenses they incur in attending meetings.

8.    RELATED PARTY TRANSACTIONS

        A member of the Company's outside legal firm was an officer and director of the Company until November 2002 and remains a stockholder. The Company paid legal fees to that law firm during 2002, 2001 and 2000 totaling approximately $1,308,000, $1,222,000 and $771,000, respectively.

9.    SHAREHOLDERS' EQUITY

Limitations On Dividends

        Under the Company's and lender's credit agreement, the Company is prohibited from paying any dividends without the lender's consent. The Company currently intends to retain all earnings, if any, to finance and expand its operations.

Common Stock

        During 2002 and 2001, the Company repurchased and retired 385,318 and 191,100 shares of its common stock in the open market for $3,222,000 and $1,645,000, respectively, pursuant to its approved $8 million stock repurchase program (as amended in 2001).

        Stock options granted under the Company's 2001 Stock Incentive Plans and predecessor plans (Incentive Plans) have been and may be granted at not less than market prices on the dates of grant. Options granted under the Incentive Plans have a maximum term of ten years. Stock options granted under the Incentive Plans vest immediately. As of December 31, 2002, approximately 4,000,000 shares of common stock were reserved for future awards under the Incentive Plans.

        During 2001 and 2000, in connection with the exercise of nonqualified stock options, certain officers and directors, delivered to the Company promissory notes aggregating $2,934,000 and $619,000, respectively. The promissory notes were full recourse obligations, base interest at 6 to 9% or 1% above the prime rate on the date of the note (6-8%), and are due and payable approximately at the end of a two- to three-year term. The notes were secured by shares of common stock (710,000 in the aggregate) underlying the options. The notes were paid in full in cash during 2002.

        The consolidated statements of cash flows for the years ended December 31, 2001 and 2000 exclude stockholder receivables for the issuance of common stock noncash transactions of $2,934,000 and $619,000, respectively. No shareholder receivables were issued for common stock issuances in 2002.

        During each of the years in the three-year period ended December 31, 2002, stock option and warrant activity is as follows:

	Number of Shares	Exercise Price Range Per Share		Weighted Average Exercise Price
Balance, December 31, 1999	8,250,607	$0.01—4.88	(1)	$1.69
Granted	1,540,000	2.50—6.25		2.91
Canceled	(315,000)	2.50		2.50
Exercised	(1,150,000)	0.56—4.00		1.63

Balance, December 31, 2000	8,310,607	$0.01—6.25	(1)	$1.82
Granted	615,000	7.30—13.60		7.70
Canceled	(110,000)	1.34—2.50		2.17
Exercised	(4,795,607)	.80—7.30		1.60
Expired	—	—		—

Balance, December 31, 2001	4,020,000	$0.01-13.60	(1)	$2.96
Granted	25,000	15.00		15.00
Canceled	(355,000)	2.00—6.25		2.54
Exercised	(804,500)	1.34-7.30		3.09
Expired	—	—		—

Balance, December 31, 2002	2,885,500	$0.01-15.00		$3.07

(1)
Includes options to purchase 20,000 shares of common stock at $0.01 per share. The weighted average fair value of options granted during 2002, 2001, and 2000 was $6.89, $4.17 and $1.33, respectively.

        The following summarizes information about the Company's stock options and warrants outstanding at December 31, 2002:

Range of Exercise Prices	Number Outstanding December 31, 2002	Weighted Average Remaining Contractual Life In Years		Weighted Average Exercise Price	Number Exercisable at December 31, 2002	Weighted Average Price
$0.01 to 1.34	20,000	—	(1)	$0.01	20,000	$0.0-1
2.00 to 2.50	2,475,500	2.46		2.30	2,475,500	2.30
6.00 to 6.25	100,000	2.83		6.25	75,000	6.25
7.00 to 7.30	215,000	8.33		7.30	215,000	7.30
10.00 to 10.85	25,000	3.42		10.85	25,000	10.85
13.00 to 13.60	25,000	8.92		13.60	25,000	13.60
15.00 to 16.00	25,000	9.92		15.00	25,000	15.00

	2,885,500				2,860,500

(1)
Excludes 20,000 options with no set expiration date.

Pro Forma Stock Option Information

        Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method pursuant to SFAS No. 123, rather than the method pursuant to APB Opinion No. 25. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 2002, 2001and 2000: risk-free rates of between 5.2% and 6.4%; dividend yield of 0%; expected life of the options of between 9 and

60 months; and volatility factors of the expected market price of the Company's common stock of between 50% and 63%.

        Had the Company accounted for its stock options in accordance with the provisions of SFAS 123, the Company would have recognized compensation expense of $174,000, $1,803,000, and $880,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

10.  INCOME TAXES

        The following summarizes the provision for income taxes for the years ended December 31:

	2002	2001	2000
Current
Federal	$6,098,000	$8,333,000	$5,400,000
Deferred
Federal	3,608,000	(120,000)	2,562,000

Provision for income taxes	$9,706,000	$8,213,000	$7,962,000

        A reconciliation of the expected statutory federal income tax provision to the provision for income taxes for the years ended December 31:

	2002		2001		2000
Provision for income taxes at a federal statutory rate	35.0%		35.0%		34.0%
Increase (reduction) in income taxes resulting from:
Permanent items not deductible for income tax purposes	0.8%		.7%		.3%
Other	(0.7%	)	(1.4%	)	.3%

Provision for income taxes	35.1%		34.3%		34.6%

        At December 31, 2002 and 2001, significant components of the Company's net deferred taxes are as follows:

	2002	2001
Deferred tax assets:
Asset impairment charge	$1,893,000	$1,925,000
Accrued liabilities	1,109,000	236,000
Reserves and allowances	34,000	21,000

Deferred tax assets	$3,036,000	$2,182,000

Deferred tax liabilities:
Tax basis of goodwill in excess of book	$(673,000)	$(772,000)
Tax depreciation in excess of book	(7,304,000)	(2,743,000)

Deferred tax liabilities	$(7,977,000)	$(3,515,000)

11.  GAMING OPERATIONS

West Virginia

        The Company derives revenue from the operation of video lottery games in the form of net win on the gross terminal income, or the total cash deposited into a video lottery terminal (VLT) less the value of credits cleared for winning redemption tickets. Pursuant to the Lottery Act (prior to the April 2001 amendment, discussed below), the Company's share of net win was fixed at 47% of the net win after deducting an administration fee of up to 4% of gross terminal revenues first paid to the State of West Virginia.

        In April of 2001, West Virginia amended its video lottery statute to establish among other things a new distribution scheme for the portion of each racetrack's net win in excess of that racetrack's net win for the twelve months ending June 30, 2001 (referred to in the amendment as "Excess Net Terminal Income"). After deducting the administrative fee, the Excess Net Terminal Income will be subject to a 10% surcharge. However, the amendment creates a capital reinvestment fund to which the State will contribute 42% of the surcharge. Generally, for each dollar a racetrack expends on eligible capital improvements for the racetrack and adjacent property, the track will receive a dollar from the capital reinvestment fund. Depending upon the amount of a project, any amount expended in excess of the balance in the capital reinvestment fund may be carried forward three subsequent years. The Company recognizes amounts due from the capital reinvestment fund as qualifying capital expenditures are identified. After deducting the administrative fee and the surcharge from the Excess Net Terminal Income, the Company will receive 42% (as opposed to 47%) of the remaining net win. For Mountaineer Park, the threshold for Excess Net Terminal Income is fixed at approximately $162 million. During 2002, the Company recorded revenue at the 47% threshold, except for the period from late April through June 2002, during which the Company exceeded the Excess Net Terminal Income (based upon the State's June 30 fiscal year end). The Company's qualifying capital expenditures exceeded amounts contributed to the capital reinvestment fund at June 30, 2002 by approximately $36 million. Accordingly, the Company recognized a receivable of $1,580,000 representing its share of the capital reinvestment fund for the period after which the Company exceeded the threshold. The Company received these funds prior to December 31, 2002. The surcharge and the reduction in the net win retention percentage, after consideration of the amounts due from the capital reinvestment fund discussed in the preceding paragraphs, had the affect of increasing statutory payments for the period after which the Company exceeded the threshold by approximately $1.9 million.

        The Company is subject to annual licensing requirements established by the Lottery Commission; its license has been renewed through June 30, 2003.

        A summary of video lottery gross wagers, less winning patron payouts at Mountaineer Park, for the years ended December 31 is as follows:

	2002	2001	2000
Total gross wagers	$2,657,603,000	$1,677,028,000	$1,028,786,000
Less winning patron payouts	(2,433,105,000)	(1,492,506,000)	(887,141,000)

Video lottery revenues	$224,498,000	$184,522,000	$141,645,000

        The Company pays an administrative fee to the Lottery Commission not to exceed 4% of video lottery terminal net revenues. After assessment of the administrative fee and the surcharge when applicable, the Company is obligated to contribute legislatively designated amounts to various funds including two funds which directly or indirectly benefit the Company. These amounts are included in cost of video lottery terminals in the consolidated statements of operations.

        Amounts contributed to these funds for the years ended December 31 were as follows:

	2002	2001	2000
HBPA purses	$30,994,000	$27,860,000	$21,695,000
Company pension plan	1,065,000	899,000	700,000
West Virginia general fund	67,643,000	53,922,000	41,990,000
West Virginia Racing Commission	2,131,000	1,797,000	1,400,000
Hancock County general fund	4,261,000	3,595,000	2,799,000
West Virginia tourism promotion fund	6,392,000	5,392,000	4,199,000
Miscellaneous state projects	2,131,000	1,797,000	1,400,000

	$114,617,000	$95,262,000	$74,183,000

Nevada

        During the years ended December 31, 2002, 2001 and 2000, the Company recorded approximately $7,183,000, $7,379,000 and $6,245,000, respectively, in gaming revenue from its Nevada properties. In July 2001, the Company closed the casino at the Reno property. Gaming revenues for the Reno property aggregated approximately $1,325,000 and $1,999,000 for 2001 (up to the date of closing) and 2000, respectively. As discussed in Note 2, in 2003, the Company completed the sale of the Reno Property.

12.  RACING OPERATIONS

        The Company conducts thoroughbred horse racing at Mountaineer Park. Under West Virginia Horse Racing Law, the Company's commission revenue is a designated portion of the parimutuel wagering handle (amounts wagered).

        The Company is subject to annual licensing requirements established by the Racing Commission. The Company's license was renewed and will remain effective through December 31, 2003.

        Mountaineer Park executed an agreement with the HBPA, the exclusive authorized bargaining representative for all thoroughbred horse owners who participate in live races at Mountaineer Park, whereby Mountaineer Park contributes all purse funds earned by such horse owners, as well as compensation to the HBPA for purses, from 50% of the proceeds of its live and simulcast racing after certain costs are deducted and 15.5% of video lottery operations. The terms of the contract indicate that Mountaineer Park is required to conduct a minimum of 210 live racing events annually and provide for a minimum daily purse payment of $50,000. The contract expires on January 1, 2004.

        The Company's revenue from racing operations is derived mainly from commissions earned on parimutuel wagering on live races held at Mountaineer Park and on races conducted at other "host" racetracks and broadcast live (i.e., import simulcast) at Mountaineer Park. In parimutuel wagering, patrons bet against each other rather than against the operator of the facility or with preset odds. The dollars wagered form a pool of funds from which winnings are paid based on odds determined solely by the wagering activity. The racetrack acts as a stakeholder for the wagering patrons and deducts from the amounts wagered a "take-out" or gross commission, from which the racetrack pays state and county taxes and racing purses. The Company's parimutuel commission rates are fixed as a percentage of the total handle or amounts wagered. With respect to Mountaineer Park's live racing operations, such percentage is fixed by West Virginia law at three levels, 17.25%, 19% and 25%, depending on the complexity of the wager. The lower rate applies to wagering pools involving only win, place and show wagers, while the higher rates apply to pools involving wagers on specified multiple events, such as trifecta, quinella and perfecta wagers. With respect to simulcast racing operations, the Company applies commission rates imposed by the jurisdictions of the host racetracks, as it is mandated by the Racing Commission. Such rates vary with each jurisdiction and may be more or less favorable than the live racing commission rates. Out of its gross commissions, the Company is required to distribute fixed percentages to its fund for the payment of regular purses (the "regular purse fund"), the State of West Virginia and Hancock County and, with respect to commissions derived from simulcast operations, Mountaineer Park's employee pension plan. After deducting state and county taxes and, with respect to simulcast commission, simulcast fees and expenses and employee pension plan contributions, approximately one-half of the remainder of the commissions are payable to the regular purse fund.

        Mountaineer Park also receives the "breakage," which is the odd cents by which the amounts payable on each dollar wagered in a parimutuel pool exceeds a multiple of ten cents. Breakage from simulcast wagers is generally allocated proportionately between the host racetrack and Mountaineer Park on the basis of the amounts wagered at their respective facilities.

        The Company pays purses into a fund established for the benefit of participating horsemen for each day on which live racing is conducted. The Company has a contractual obligation to pay the horsemen a percentage (the Earned Commission) of the live and simulcast (satellite off-track wagering)

race handle less winning tickets and certain costs incurred by the Company, including certain video lottery contractual expenses (approximately 15.5% of net video lottery revenues).

        A summary of the parimutuel handle and deductions, including satellite off-track wagering, for the years ended December 31 are as follows:

	2002	2001	2000
Total parimutuel handle	$297,054,000	$227,785,000	$81,486,000
Less patron's winning tickets and breakage	280,801,000	(213,489,000)	(71,461,000)

	16,253,000	14,296,000	10,025,000
Less:
Parimutuel tax paid to:
West Virginia and Hancock County	(495,000)	(499,000)	(500,000)
Purses and Horsemen's Association	(7,101,000)	(6,179,000)	(4,194,000)

	$8,657,000	$7,618,000	$5,331,000

13.  QUARTERLY DATA (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
2002:
Revenues	$59,403,000	$67,128,000	$77,194,000	$62,571,000
Less promotional allowances(2)	(1,333,000)	(1,414,000)	(1,586,000)	(1,083,000)

Net revenues	58,070,000	65,714,000	75,608,000	61,488,000
Gross profit	21,635,000	22,086,000	27,951,000	16,078,000
Net income(3)	5,058,000	3,891,000	6,224,000	2,745,000
Basic net income per common share	$0.19	$0.14	$0.23	$0.10
Diluted net income per common share	$0.17	$0.13	$0.22	$0.10
Weighted average shares outstanding—basic	26,947,894	27,059,881	27,102,859	27,060,268

Weighted average shares outstanding—diluted	29,006,615	29,091,562	28,801,910	28,782,557

	Quarter Ended
	March 31	June 30	September 30	December 31
2001:
Revenues	$48,558,000	$54,291,000	$61,495,000	$54,023,000
Less promotional allowances(2)	(758,000)	(988,000)	(799,000)	(1,371,000)

Net revenues	47,800,000	53,303,000	60,696,000	52,652,000
Gross profit	16,992,000	19,176,000	21,671,000	17,547,000
Income (loss) before cumulative effect of change in method of accounting	4,387,000	5,134,000	6,838,000	(644,000	)(1)
Net income (loss)	4,295,000	5,134,000	6,838,000	(644,000	)(1)
Basic income (loss) before cumulative effect of change in method of accounting per common share	$0.20	$0.22	$0.27	$(0.02)
Basic net income (loss) per common share	$0.19	$0.22	$0.27	$(0.02)
Diluted income (loss) before cumulative effect of change in method of accounting per common share	$0.17	$0.20	$0.25	$(0.02)
Diluted net income (loss) per common share	$0.17	$0.20	$0.25	$(0.02)
Weighted average shares outstanding—basic	22,199,302	23,549,810	25,322,008	26,220,069

Weighted average shares outstanding—diluted	26,018,950	26,266,467	27,814,521	28,530,738

(1)
The quarter ended December 31, 2001 includes a provision for write-down of assets which reduced pretax income by $5.5 million.

(2)
Promotional allowances have been reclassified from expense to a deduction from revenues.

(3)
Results for the 2002 quarterly periods reflect the non-amortization provisions of SFAS 142. Goodwill amortization of $62,500 was recognized in each of the 2001 quarterly periods.

Common Stock Prices

	Per Quarter
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2002:
High	$17.71	$17.82	$16.71	$10.33
Low	13.05	14.63	7.88	7.13
2001:
High	$7.00	$13.50	$13.95	$16.29
Low	4.38	4.78	7.95	9.85

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Exhibit 99.1